Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

July 7, 2014 and the Prospectus dated June 16, 2014

Registration No. 333-196531

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc.
Guarantor:	AmeriCredit Financial Services, Inc.
Trade Date:	July 7, 2014
Settlement Date:	July 10, 2014 (T+3)
Form of Offering:	SEC Registered (Registration No. 333-196531)

Terms applicable to

2.625% Senior Notes due 2017

Aggregate Principal Amount:	$700,000,000

Final Maturity Date:	July 10, 2017

Public Offering Price:	100.000%, plus accrued and unpaid interest, if any, from July 10, 2014

Benchmark Treasury:	0.875% due June 15, 2017

Benchmark Treasury Yield:	0.970%

Spread to Benchmark Treasury:	T+165.5 bps

Coupon:	2.625%

Yield to Maturity:	2.625%

Interest Payment Dates:	January 10 and July 10, commencing January 10, 2015

Optional Redemption:	Make-whole call at T+25bps

Change of Control prior to an Investment Grade Event:	Puttable at 101% of principal, plus accrued and unpaid interest

CUSIP / ISIN:	37045X AM8 / US37045XAM83

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC

Co-Managers:	BBVA Securities Inc. Credit Agricole Securities (USA) Inc. Mizuho Securities USA Inc. TD Securities (USA) LLC Drexel Hamilton, LLC Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

Terms applicable to

3.500% Senior Notes due 2019

Aggregate Principal Amount:	$800,000,000

Final Maturity Date:	July 10, 2019

Public Offering Price:	100.000%, plus accrued and unpaid interest, if any, from July 10, 2014

Benchmark Treasury:	1.625% due June 30, 2019

Benchmark Treasury Yield:	1.735%

Spread to Benchmark Treasury:	T+176.5 bps

Coupon:	3.500%

Yield to Maturity:	3.500%

Interest Payment Dates:	January 10 and July 10, commencing January 10, 2015

Optional Redemption:	Make-whole call at T+25bps

Change of Control prior to an Investment Grade Event:	Puttable at 101% of principal, plus accrued and unpaid interest

CUSIP / ISIN:	37045X AN6 / US37045XAN66

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC

Co-Managers:	BBVA Securities Inc. Credit Agricole Securities (USA) Inc. Mizuho Securities USA Inc. TD Securities (USA) LLC Drexel Hamilton, LLC Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

Additional Changes to the Preliminary Prospectus Supplement

As of March 31, 2014, on a pro forma basis assuming the incurrence by us of $1.5 billion in senior notes, we and the guarantor would have had $5.5 billion of indebtedness (of which none would have been secured indebtedness).

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by contacting: Credit Suisse Securities (USA) LLC, Attn: Prospectus Delivery Department, One Madison Avenue, New York, NY 10010 or by calling 1-800-221-1037; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling 1-800-831-9146 or by emailing prospectus@citi.com; or, Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, 7th Floor, New York, NY 10038, Attention: Prospectus Department, or by calling 1-800-294-1322 or by emailing dg.prospectus_requests@baml.com.